EXHIBIT 4.2
                                                               -----------

                                                         EXECUTION VERSION



                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

                          INVESTOR RIGHTS AGREEMENT

                                 MAY 31, 2006


                              TABLE OF CONTENTS
                              -----------------

                                                                   Page
                                                                   ----
1.      Certain Definitions                                          1

2.      Registration Rights                                          5

2.1     Required Registrations                                       5

2.2     Incidental Registration                                      7

2.3     Registration Procedures                                      8

2.4     Allocation of Expenses                                      10

2.5     Indemnification and Contribution                            10

2.6     Other Matters with Respect to Underwritten Offerings        12

2.7     Information by Selling Stockholder                          13

2.8     Confidentiality of Notices                                  13

2.9     Limitations on Subsequent Registration Rights               13

2.10    Rule 144 Requirements                                       13

2.11    Termination                                                 14

3.      Right of First Refusal                                      14

3.1     Rights of Purchasers to Acquire Offered Securities          14

3.2     Termination                                                 16

4.      Covenants                                                   16

4.1     Negative Covenant                                           16

4.2     Affirmative Covenants                                       16

4.3     Inspection and Observation                                  17

4.4     Financial Statements and Other Information                  18

4.5     Material Changes and Litigation                             19

4.6     Board of Directors                                          19

4.7     Related Party Transactions                                  19

4.8     Reservation of Common Stock                                 19

4.9     Termination of Covenants                                    19

5.      Confidentiality                                             19

6.      Transfers of Rights; Calculation of Share Numbers           20

6.1     Transfer of Rights                                          20

6.2     Calculation of Share Numbers                                20

7.      General                                                     20

7.1     Severability                                                20

7.2     Specific Performance                                        20

7.3     Governing Law                                               21

7.4     Notices                                                     21

7.5     Complete Agreement                                          21

7.6     Amendments and Waivers                                      21

7.7     Pronouns                                                    22

7.8     Counterparts; Facsimile Signatures                          22

7.9     Section Headings and References                             22

(signature page follows)                                            22

                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                  -------------------------------------------

                          INVESTOR RIGHTS AGREEMENT
                          -------------------------

      This Agreement dated as of May 31, 2006 is entered into by and among Touchstone Applied Science Associates, Inc., a
Delaware corporation (the "Company"), and the individuals and entities listed on Exhibit A attached hereto (the "Purchasers").

                                  RECITALS
                                  --------

      WHEREAS, the Company and the Purchasers have entered into a Series A Convertible Preferred Stock Purchase Agreement of even date herewith (as it may be amended from time to time, the "Purchase Agreement"); and

      WHEREAS, the Company and the Purchasers desire to provide for certain arrangements with respect to (i) the registration of shares of capital stock of the Company under the Securities Act (as defined below), (ii) certain Purchasers' right of first refusal with respect to certain issuances of securities of the Company, and (iii) certain covenants of the Company;

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

      1.        CERTAIN DEFINITIONS.
                -------------------

      As used in this Agreement, the following terms shall have the following respective meanings:

                "Affiliated Party" means, with respect to any Purchaser, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Purchaser, including, without limitation, any general partner, officer or director of such Purchaser and any venture capital fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, such Purchaser.

                "Available Undersubscription Amount" means the difference between the total of all of the Basic Amounts available for purchase by Qualified Purchasers pursuant to
Section 3.1 and the Basic Amounts subscribed for pursuant to
Section 3.1.

                "Basic Amount" means, with respect to a Qualified Purchaser, its pro rata portion of the Offered Securities determined by multiplying the number of Offered Securities by a fraction, the numerator of which is the aggregate number of shares of Common Stock issuable upon conversion of all Shares then held by such Qualified Purchaser and the denominator of which is the total number of shares of Common Stock then held by all of the Qualified Purchasers (giving effect to the conversion into Common Stock of all outstanding shares of convertible preferred stock).

                "Board of Directors" means the Board of Directors of the Company.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Commission" means the Securities and Exchange
Commission, or any other federal agency at the time administering the Securities Act.

                "Common Stock" means the common stock, $0.0001 par value per share, of the Company.

                "Company" has the meaning ascribed to it in the introductory paragraph hereto.

                "Company Sale" means: (a) a merger or consolidation in which (i) the Company is a constituent party, or (ii) a Company Subsidiary is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving the Company or a Company Subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company Subsidiary of all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole
(except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company Subsidiary); (c) the combination of the Company with another entity pursuant to which the Company is the surviving corporation if, immediately after the combination, the stockholders of the Corporation immediately prior to the combination hold, directly or indirectly, less than 50% of the combined voting power of the combined company; or (d) any person (as such term is used in the Exchange Act), other than any person who was a beneficial owner of more than 15% of the outstanding Common Stock on a fully-diluted basis on or before the date hereof, is or becomes the "beneficial owner" (as defined the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company.

                "Company Subsidiary" means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or a Company Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

                "Confidential Information" means any information that is labeled as confidential, proprietary or secret which a Purchaser obtains from the Company pursuant to financial statements, reports and other materials provided by the Company to such Purchaser pursuant to this Agreement or pursuant to visitation or inspection rights granted hereunder.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

                "Indemnified Party" means a party entitled to indemnification pursuant to Section 2.5.

                "Indemnifying Party" means a party obligated to provide indemnification pursuant to Section 2.5.

                "Initiating Holders" means the Purchasers initiating a request for registration pursuant to Section 2.1(a) or 2.1(b), as the case may be.

                "Notice of Acceptance" means a written notice from a Purchaser to the Company containing the information specified in
Section 3.1(b).

                "Offer" means a written notice of any proposed or intended issuance, sale or exchange of Offered Securities containing the information specified in Section 3.1(a).

                "Offered Securities" means (a) any shares of the Common Stock of the Company, (b) any other equity securities of the Company, including, without limitation, shares of preferred stock, (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company, or (d) any debt securities convertible into capital stock of the Company.

                "Other Holders" means holders of securities of the Company (other than Purchasers) who are entitled, by contract with the Company, to have securities included in a Registration
Statement.

                "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

                "Purchase Agreement" has the meaning ascribed to it in the recitals hereto.

                "Purchaser" has the meaning ascribed to it in the introductory paragraph hereto.

                "Qualified Purchaser" means a Purchaser that, together with its Affiliated Parties, holds at least 500,000 Shares
(subject to stock splits, stock dividends, consolidations, recapitalizations and other similar events).

                "Questar" means Questar Educational Systems, Inc.

                "Questar Preferred Shares" means the shares of Series A-2 Convertible Preferred Shares, par value $0.0001 per share, of the Company issued to the Questar Stockholders pursuant to the Questar Purchase Agreement.

                "Questar Purchase Agreement" means the Stock Purchase Agreement, dated as of May 31, 2006, by and among the Company, Questar and the Questar Stockholders who are selling their shares of Questar to the Company pursuant thereto.

                "Questar Registrable Shares" means the (a) the shares of Common Stock issued or issuable upon conversion of the Questar Preferred Shares, (b) any other shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities, acquired by the Questar Stockholders and (c) any other shares of Common Stock issued in respect of such Questar Preferred Shares (because of stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that shares of Common Stock which are Questar Registrable Shares shall cease to be Questar Registrable Shares upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act.

                "Questar Stockholders" means the former stockholders of Questar who are the beneficial owners of Questar Preferred
Shares, or who may be entitled to a distribution of Questar
Preferred Shares in accordance with the terms and provisions of the Questar Purchase Agreement.

                "Refused Securities" means those Offered Securities as to which a Notice of Acceptance has not been given by the Qualified Purchasers pursuant to Section 3.1.

                "Registrable Shares", with respect to a Purchaser, means (a) the shares of Common Stock issued or issuable upon conversion of the Shares, (b) any other shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities, acquired by such Purchaser and (c) any other shares of Common Stock issued in respect of such Shares (because of stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of the Shares even if such conversion has not been effected.

                "Registration Expenses" means all expenses incurred by the Company in complying with the provisions of Section 2, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company and the fees and expenses of one counsel selected by the Selling Stockholders to represent the Selling
Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders' own counsel (other than the one counsel selected to represent all Selling Stockholders).

                "Registration Statement" means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or the respective successors forms, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation), including, without limitation, a "shelf registration" statement pursuant to Rule 415 of the Securities Act.

                "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

                "Selling Stockholder" means any Purchaser owning
Registrable Shares and any Questar Stockholder owning Questar
Registrable Shares included in a Registration Statement.

                "Shares" means shares of Series A-1 Convertible
Preferred Stock, $0.0001 par value per share, of the Company issued to the Purchasers pursuant to the terms of the Purchase
Agreement.

                "Undersubscription Amount" means, with respect to a Qualified Purchaser, any additional portion of the Offered
Securities attributable to the Basic Amounts of other Qualified
Purchasers as such Qualified Purchaser indicates it will purchase or acquire should the other Qualified Purchasers subscribe for less than their Basic Amounts.

      2.        REGISTRATION RIGHTS.
                -------------------

            2.1 REQUIRED REGISTRATIONS.
                ----------------------

                (a) At any time after the one-year anniversary of the date of this Agreement, a Purchaser or Purchasers holding in the aggregate at least 50% of the Registrable Shares then outstanding may request, in writing, that the Company file a Registration Statement covering Registrable Shares owned by such Purchaser or Purchasers having an aggregate value of at least $2,500,000 (based on the volume weighted average public market price for the five trading days preceding the date of such request).

                (b) At any time after the one-year anniversary of the date of this Agreement and after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Purchaser or Purchasers holding Registrable Shares having an aggregate value of at least $1,000,000 (based on the volume weighted average public market price for the five trading days preceding the date of such request), may request, in writing, that the Company effect the registration on Form S-3 (or such successor form), of such Registrable Shares.

                (c) Upon receipt of any request for registration pursuant to this Section 2.1, the Company shall promptly give written notice of such proposed registration to all other Purchasers and to all Questar Stockholders. Such Purchasers shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Purchasers may request in such notice of election, and the Questar Stockholders shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Questar Registrable Shares as such Questar Stockholders may request in such notice of election, in both cases, subject, in the event of an underwritten offering, to the terms of Section 2.1(d). Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on an appropriate registration form of all Registrable Shares and all Questar Registrable Shares which the Company has been requested to so register; provided, however, that in the case of a registration requested under Section
2.1(b), the Company will only be obligated to effect such registration on Form S-3 (or any successor form).

                (d)   If the Initiating Holders intend to
distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or (b), as the case may be, and the Company shall include such information in its written notice referred to in Section 2.1(c). In such event, (i) the right of any other Purchaser to include its Registrable Shares and the right of any Questar Stockholder to include any Questar Registrable Shares in such registration pursuant to Section 2.1(c), shall be conditioned upon such other Purchaser's participation and such Questar Stockholder's participation in such underwriting on the terms set forth herein, and (ii) all Purchasers including Registrable Shares and all Questar Stockholders including Questar Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters managing the offering; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Selling Stockholders materially greater than the obligations of the Selling Stockholders pursuant to Section 2.5. The Initiating Holders shall have the right to select the managing underwriter(s) for any underwritten offering requested pursuant to Section 2.1(a) or (b), subject to the approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed. If any Purchaser who has requested inclusion of its Registrable Shares or any Questar Stockholder who has requested inclusion of its Questar Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such Purchaser or Questar Stockholder, as the case may be, may elect, by written notice to the Company, to withdraw its Registrable Shares or Questar Registrable Shares, respectively, from such Registration Statement and underwriting. If the managing underwriter advises the Company in writing that, in its discretion, market factors require a limitation on the number of shares to be underwritten, the number of Registrable Shares and the Questar Registrable Shares to be included in the Registration Statement and underwriting shall be allocated among all Purchasers and the Questar Stockholders requesting registration in proportion, as nearly as practicable, to the respective number of Registrable Shares and the Questar Registrable Shares, respectively, held by them on the date of the request for registration made by the Initiating Holders pursuant to Section 2.1(a) or (b), as the case may be. If any Purchaser would thus be entitled to include more Registrable Shares than such Purchaser requested to be registered, the excess shall be allocated among other requesting Purchasers pro rata in the manner described in the preceding sentence.

                (e)   The Company shall not be required to effect
(i) more than one registration pursuant to Section 2.1(a) and
Section 2.1(b) in any period of twelve consecutive months, or
(ii) no more than two registrations in total pursuant to Section 2.1(a) and Section 2.1(b). For purposes of this Section 2.1(e), a Registration Statement shall not be counted until such time as such Registration Statement has been declared effective by the Commission (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Purchasers after the date on which such registration was requested) and elect not to pay the Registration Expenses therefor pursuant to Section 2.4). For purposes of this Section 2.1(e), a Registration Statement shall not be counted if, as a result of an exercise of the underwriter's cut-back provisions as described in Section
2.1(d), less than 50% of the total number of Registrable Shares that Initiating Holders have requested to be included in such Registration Statement are so included.

                (f) If at the time of any request to register Registrable Shares by Initiating Holders pursuant to this
Section 2.1, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of 90 days from the date of such request, such right to delay a request to be exercised by the Company not more than once in any 12-month period.
            2.2 INCIDENTAL REGISTRATION.
                -----------------------

                (a) Whenever the Company proposes to file a Registration Statement (other than a Registration Statement filed pursuant to Section 2.1) at any time and from time to time, it will, prior to such filing, give written notice to all Purchasers of its intention to do so. Upon the written request of a Purchaser or Purchasers given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested by such Purchaser or Purchasers to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Purchaser or Purchasers; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this
Section 2.2 without obligation to any Purchaser.

                (b) If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Purchasers as a part of the written notice given pursuant to
Section 2.2(a). In such event, (i) the right of any Purchaser to include its Registrable Shares in such registration pursuant to this Section 2.2 shall be conditioned upon such Purchaser's participation in such underwriting on the terms set forth herein and (ii) all Purchasers including Registrable Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected for the underwriting by the Company; provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of Purchasers materially greater than the obligations of the Purchasers pursuant to
Section 2.5. If any Purchaser who has requested inclusion of its Registrable Shares in such registration as provided above disapproves of the terms of the underwriting, such person may elect, by written notice to the Company, to withdraw its shares from such Registration Statement and underwriting. If the managing underwriter advises the Company in writing that, in its discretion, market factors require a limitation on the number of shares to be underwritten, the shares held by holders of securities of the Company other than Purchasers and the Questar Stockholders shall be excluded from such Registration Statement and underwriting to the extent deemed advisable by the managing underwriter, and, if a further reduction of the number of shares is required, the number of shares that may be included in such Registration Statement and underwriting shall be allocated among all Purchasers and the Questar Stockholders requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (on an as-converted basis) held by them on the date the Company gives the notice specified in Section 2.2(a). If any Purchaser or Questar Stockholders would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting Purchasers and Questar Stockholders pro rata in the manner described in the preceding sentence.

            2.3 REGISTRATION PROCEDURES.
                -----------------------

                (a) If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any Registrable Shares and, if applicable, any Questar Registrable Shares, under the Securities
Act, the Company shall:

                        (i)	file with the Commission a Registration
Statement with respect to such Registrable Shares and Questar
Registrable Shares, if any, and use its best efforts to cause that Registration Statement to become effective as soon as possible;

                        (ii)	as expeditiously as possible prepare
and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective for 36 months from the effective date or such lesser period until all such Registrable Shares and Questar Registrable Shares, if any, are sold;

                        (iii)	as expeditiously as possible furnish to
each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares or Questar Registrable
Shares, if any, owned by such Selling Stockholder;

                        (iv)	as expeditiously as possible use its
best efforts to register or qualify the Registrable Shares and Questar Registrable Shares, if any, covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares and Questar Registrable Shares, if any, owned by the Selling Stockholders; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or to amend its Certificate of Incorporation or By-laws in a manner that the Board of Directors determines is inadvisable;

                        (v)	as expeditiously as possible, cause all
such Registrable Shares and Questar Registrable Shares, if any, to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

                        (vi)	promptly provide a transfer agent and
registrar for all such Registrable Shares and Questar
Registrable Shares, if any, not later than the effective date of such Registration Statement;

                        (vii)	promptly make available for inspection
by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration
Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling
Stockholders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

                        (viii)	notify each Selling Stockholder,
promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed; and

                        (ix)	as expeditiously as possible following
the effectiveness of such Registration Statement, notify each Selling Stockholder of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus.

                (b) If the Company has delivered a Prospectus to the Selling Stockholders and after having done so, such Prospectus is subsequently amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders of such amendment and, if requested by the Company, the Selling Stockholders shall immediately cease making offers of Registrable Shares and return all pre-amendment Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with amended Prospectuses and, following receipt of the amended Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares.

                (c) In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares and Questar Registrable Shares, if any, pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.3(c) to suspend sales of Registrable Shares for a period in excess of 45 days consecutively or 90 days in any 365-day period.

            2.4 ALLOCATION OF EXPENSES.  The Company will pay all
                ----------------------
Registration Expenses for all registrations under this Agreement; provided, however, that if a registration under
Section 2.1 is withdrawn at the request of the Initiating
Holders (other than as a result of information concerning the business or financial condition of the Company which is made known to the Selling Stockholders after the date on which such registration was requested) and if the Initiating Holders elect not to have such registration counted as a registration requested under Section 2.1, the Selling Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration.

            2.5 INDEMNIFICATION AND CONTRIBUTION.
                --------------------------------

                (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Stockholder, each underwriter of such Registrable Shares, and each other person, if any, who controls such Selling Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Selling Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the Registration Statement or the offering contemplated thereby; and the Company will reimburse such Selling Stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Selling Stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Selling Stockholder, underwriter or controlling person specifically for use in the preparation thereof.

                (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if and to the extent (and only to the extent) that the statement or omission was made in reliance upon and in conformity with information relating to such Selling Stockholder furnished in writing to the Company by such Selling Stockholder specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of a Selling Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Selling Stockholder of Registrable Shares sold in connection with such registration.

                (c) Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.5 except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if the Indemnified Party reasonably concludes that representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one counsel per jurisdiction for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense.
No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

                (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Selling Stockholders, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Selling Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the Selling Stockholders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 2.5(d), (i) in no case shall any one Selling Stockholder be liable or responsible for any amount in excess of the net proceeds received by such Selling Stockholder from the offering of Registrable Shares or Questar Registrable Shares, as applicable and (ii) the Company shall be liable and responsible for any amount in excess of such proceeds; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 2.5(d), notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section 2.5(d). No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

                (e) The rights and obligations of the Company and the Selling Stockholders under this Section 2.5 shall survive the termination of this Agreement.

            2.6 OTHER MATTERS WITH RESPECT TO UNDERWRITTEN
                ------------------------------------------
OFFERINGS.  In the event that Registrable Shares are sold
---------
pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1, the Company agrees to (a) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the Company and customary covenants and agreements to be performed by the Company, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering; (b) use its reasonable best efforts to cause its legal counsel to render customary opinions to the underwriters with respect to the Registration Statement; and (c) use its reasonable best efforts to cause its independent public accounting firm to issue customary "cold comfort letters" to the underwriters with respect to the Registration Statement.

            2.7 INFORMATION BY SELLING STOCKHOLDER.  Each Selling
                ----------------------------------
Stockholder shall furnish to the Company such information regarding such Selling Stockholder and the distribution proposed by such Selling Stockholder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

            2.8 CONFIDENTIALITY OF NOTICES.  Any Purchaser
                --------------------------
receiving any written notice from the Company regarding the Company's plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement.

            2.9 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS.
                ---------------------------------------------
The Company shall not, without the prior written consent of Purchasers holding at least 50% of the Registrable Shares then held by all Purchasers, enter into any agreement (other than this Agreement and an equivalent agreement granting registration rights to the Questar Stockholders with respect to the Questar Registrable Shares) with any holder or prospective holder of any securities of the Company which grants such holder or prospective holder rights to include securities of the Company in any Registration Statement, unless (a) such rights to include securities in a registration initiated by the Company or by Purchasers are not more favorable than the rights granted to Other Holders under Sections 2.1 and 2.2, and (b) no rights are granted to initiate a registration, other than registration pursuant to a registration statement on Form S-3 (or its successor) in which Purchasers are entitled to include Registrable Shares on a pro rata basis with such holders based on the number of shares of Common Stock (on an as-converted basis) owned by Purchasers and such holders.

            2.10 RULE 144 REQUIREMENTS.  So long as the Company
                 ---------------------
maintains its registration of a class of securities under
Section 12 of the Exchange Act, the Company agrees to:

                (a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

                (b)   use its best efforts to file with the
Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                (c) furnish to any holder of Registrable Shares upon request (i) a copy of the most recent annual or quarterly report of the Company, and (ii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

            2.11 TERMINATION.  All of the Company's obligations to
                 -----------
register Registrable Shares under Sections 2.1 and 2.2 shall terminate upon the earlier of (a) the date on which the Purchasers do not beneficially own any Registrable Shares or
(b) a Company Sale.

      3.        RIGHT OF FIRST REFUSAL.
                ----------------------

            3.1 RIGHTS OF PURCHASERS TO ACQUIRE OFFERED
                ---------------------------------------
SECURITIES.
----------
                (a) Subject to Section 3.1(h), the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Offered Securities, unless in each such case the Company shall have first complied with this Section 3.1. The Company shall deliver to each Purchaser an Offer, which shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged, and (iv) offer to issue and sell to or exchange with such Purchaser that is a Qualified Purchaser (A) such Qualified Purchaser's Basic Amount and (B) such Qualified Purchaser's Undersubscription Amount.

                (b) To accept an Offer, in whole or in part, a Qualified Purchaser must deliver to the Company, on or prior to the date 30 days after the date of delivery of the Offer, a Notice of Acceptance indicating the portion of the Qualified Purchaser's Basic Amount that such Qualified Purchaser elects to purchase and, if such Qualified Purchaser shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Qualified Purchaser elects to purchase. If the Basic Amounts subscribed for by all Qualified Purchasers are less than the total of all of the Basic Amounts available for purchase, then each Qualified Purchaser who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the Available Undersubscription Amount, each Qualified Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Qualified Purchaser bears to the total Undersubscription Amounts subscribed for by all Purchasers, subject to rounding by the Board of Directors to the extent it deems reasonably necessary.

                (c) The Company shall have 90 days from the expiration of the period set forth in Section 3.1(b) to issue, sell or exchange all or any part of the Refused Securities, but only to the offerees or purchasers described in the Offer (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Offer.

                (d) In the event the Company shall propose to sell less than all the Refused Securities, then each Qualified Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Qualified Purchaser elected to purchase pursuant to Section 3.1(b) multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Qualified Purchasers pursuant to Section 3.1(b) prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Qualified Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Qualified Purchasers in accordance with Section 3.1(a).

                (e) Upon (i) the closing of the issuance, sale or exchange of all or less than all of the Refused Securities or
(ii) such other date agreed to by the Company and Qualified Purchasers who have subscribed for a majority of the Offered Securities subscribed for by the Qualified Purchasers, such Qualified Purchaser or Purchasers shall acquire from the Company and the Company shall issue to such Qualified Purchaser or Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 3.1(d) if any of the Qualified Purchasers has so elected, upon the terms and conditions specified in the Offer.

                (f) The purchase by the Qualified Purchasers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Qualified Purchasers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Qualified Purchasers and their respective counsel.

                (g) Any Offered Securities not acquired by the Qualified Purchasers or other persons in accordance with Section
3.1(c) may not be issued, sold or exchanged until they are again offered to the Qualified Purchasers under the procedures specified in this Agreement.

                (h) The rights of the Qualified Purchasers under this Section 3.1 shall not apply to:

                      (i)     the issuance of any shares of Common
Stock as a stock dividend to holders of Common Stock or upon any subdivision, stock split, recapitalization or reorganization combination of shares of Common Stock;

                      (ii)    the issuance of any shares of Common
Stock upon conversion of shares of Series A-1 Convertible
Preferred Stock or Series A-2 Convertible Preferred Stock, or upon the exercise of options or warrants issued and outstanding as of the date of this Agreement;

                      (iii)   the issuance or options to purchase
Common Stock to employees, directors or officers of, or consultants to, the Company or any Company Subsidiary pursuant to any plan, agreement or arrangement approved by the Board of Directors or by the appropriate committee of the Board of Directors;

                      (iv) the issuance of the Questar Preferred Shares, and the Questar Registrable Shares upon the conversion thereof;

                      (v) the issuance and sale of Common Stock (or options or other rights to purchase Common Stock) in an acquisition or other combination transaction, which transaction has been approved by the Board of Directors, including a majority of the directors nominated by the Purchasers and are then serving on the Board of Directors.

                      (vi) the issuance of shares of Common Stock by the Company in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.

            3.2 TERMINATION.  This Section 3 shall terminate upon
                -----------
the earlier to occur of (a) the closing of a Company Sale, and
(b) the date on which the Purchasers in the aggregate beneficially own less than 500,000 shares.

      4.        COVENANTS.  Subject to Section 4.9, the Company
                ---------
covenants and agrees as follows:

            4.1 NEGATIVE COVENANTS.  The Company shall not,
                ------------------
directly or indirectly, without prior written consent of the holders of not less than 50% of the then outstanding Shares:

                (a)   incur any indebtedness, or permit any
Company Subsidiary to incur any indebtedness, in excess of $5,000,000 in the aggregate; provided, however, that for purposes of this Section 4.1, the following shall be excluded from the calculation of indebtedness: (a) trade payables, (b) indebtedness from a Company Subsidiary to the Company or another Company Subsidiary, (c) indebtedness, including all refinancings thereof, incurred in connection with the consummation of the transactions contemplated by the Questar Purchase Agreement, and
(d) indebtedness incurred by the Company pursuant to a transaction or series of transactions approved by the Board of Directors, including the approval of a majority of the directors nominated by the Purchasers;

                (b) amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) if such action would change or adversely affect the rights, preference or privileges of the Shares;

                (c) authorize, designate or issue any class of stock having any right, preference or priority superior to or on a parity with the Shares, including the issuance of shares of Series A-1 Preferred or Series A-2 Preferred (other than the Questar Preferred Shares or as dividends on Shares or the Questar Preferred Shares); or

                (d)   amend the Company's Certificate of
Incorporation (whether by merger, consolidation or otherwise) to authorize any additional shares of Series A Convertible
Preferred Stock.

            4.2 AFFIRMATIVE COVENANTS.
                ---------------------

      The Company covenants and agrees that it will perform and observe the following covenants and provisions and will cause each Company Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Company Subsidiary:

                (a)   PAYMENT OF TAXES AND TRADE DEBT.  Pay and
                      -------------------------------
discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might become a lien or charge upon any properties of the Company or a Company Subsidiary, other than those which are being contested in good faith if the Company or such Company Subsidiary shall have set aside on its books and shall have provided, in accordance with generally accepted accounting principles, adequate reserves with respect thereto; and pay in conformity with customary trade terms, all lease obligations, all trade debt, and all other indebtedness incident to its operations, except such as are being contested in good faith if the Company shall have set aside on its books and shall have provided, in accordance with generally accepted accounting principles, appropriate reserves with respect thereto.

                (b)   MAINTENANCE OF INSURANCE.  Maintain with
                      ------------------------
responsible and reputable insurance companies or associations, insurance (including D&O and key-man insurance) in such amounts and covering such risks in amounts and terms consistent with or more favorable to those obtained by similarly-situated public companies.

                (c)   PRESERVATION OF CORPORATE EXISTENCE.
                      -----------------------------------
Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, unless the failure to so qualify does not and will not have a material and adverse effect on the business, operations or financial condition of the Company; and preserve and maintain all material licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it as are reasonably necessary or advisable for it to conduct its business; provided, however, that the Company may, without the consent of the Purchasers, dissolve or liquidate any inactive Company Subsidiary or merge any Company Subsidiary into the Company or any other Company Subsidiary.

                (d)   COMPLIANCE WITH LAWS.  Comply with all
                      --------------------
applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up and funded sufficient reserves, if any, required under generally accepted accounting principles with respect to such items.

                (e)   KEEPING OF RECORDS AND BOOKS OF ACCOUNT.
                      ---------------------------------------
Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection within its business shall be made.

                (f)   MAINTENANCE OF PROPERTIES, ETC.  Maintain
                      ------------------------------
and preserve all of its properties that the Company reasonably deems necessary or useful in the proper conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder.

            4.3 INSPECTION AND OBSERVATION.  The Company shall
                --------------------------
permit each Purchaser, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with executive officers of the Company, during normal business hours following reasonable notice, but no more than once per month for all Purchasers in the aggregate.

            4.4	FINANCIAL STATEMENTS AND OTHER INFORMATION.
                ------------------------------------------

                (a)   The Company shall deliver to each Purchaser:

                      (i) within 120 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with generally accepted accounting principles consistently applied; and

                      (ii)    within 60 days after the end of each
fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter.

                      (iii)   within 30 days after the end of each
month (other than the last month of any fiscal quarter), an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and of cash flows of the Company for such month and for the current fiscal year to the end of such month, setting forth in comparative form the Company's projected financial statements for the corresponding periods for the current fiscal year; accompanied by a certificate of the chief financial officer of the Company stating that such statements have been prepared on a basis consistent with the financial statements delivered pursuant to clause (ii) and with prior monthly financial statements, but the monthly financial statements are not required to be GAAP-compliant;

                      (iv) as soon as available, but in any event prior to the commencement of each new fiscal year, a business plan and projected financial statements for such fiscal year;

                      (v)     such other notices, information and
data with respect to the Company as the Company delivers to the holders of its capital stock at the same time it delivers such items to such holders; and

                      (vi) with reasonable promptness, such other information and data as such Purchaser may from time to time reasonably request.

                (b) The financial statements delivered pursuant to clauses (ii) and (iii) of paragraph (a) shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer that such financial statements fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby, subject to the assumptions contained therein and the limitations described in clauses (ii) and (iii), respectively.

            4.5	MATERIAL CHANGES AND LITIGATION.  The Company
                -------------------------------
shall promptly notify the Purchasers of any material adverse change in the business, prospects, assets or condition, financial or otherwise, of the Company and of any litigation or governmental proceeding or investigation brought or, to the best of the Company's knowledge, threatened against the Company, or against any officer, director, or key employee of the Company which, if adversely determined, would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company.

            4.6	BOARD OF DIRECTORS.  The Company's Certificate of
                ------------------
Incorporation shall at all times provide for the indemnification of the members of the Board of Directors to the fullest extent provided by the law of the jurisdiction in which the Company is organized. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as contained in the Company's Certificate of Incorporation.

            4.7 RELATED PARTY TRANSACTIONS.  The Company shall
                --------------------------
not enter into any agreement with any stockholder, officer or director of the Company, or any Affiliated Party of such persons, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, without the consent of at least a majority of the members of the Board of Directors having no interest in such agreement or arrangement; provided, however, that this covenant shall not apply to any transactions between the Company and any Company Subsidiary.

            4.8	RESERVATION OF COMMON STOCK.  The Company shall
                ---------------------------
reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares.
            4.9	TERMINATION OF COVENANTS.  All covenants of the
                ------------------------
Company contained in this Section 4 shall terminate upon the earlier of (a) the closing of a Company Sale, and (b) the date on which the Purchasers, in the aggregate, beneficially own less than 500,000 Shares.

      5.        CONFIDENTIALITY.  Each Purchaser agrees that he, she
                ---------------
or it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any Confidential Information, unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5 by such Purchaser), (b) is or has been independently developed or conceived by the Purchaser without use of the Company's
Confidential Information or (c) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Purchaser may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Purchaser as long as such prospective purchaser agrees to be bound by the provisions of this Section
5, (iii) to any Affiliated Party of such Purchaser, or (iv) as may otherwise be required by law, provided that, prior to such disclosure, such Purchaser provides reasonable prior notice to the Company to afford the Company a reasonable opportunity to contest such requested disclosure, the Purchaser takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, such information shall not be deemed confidential for the purpose of enforcing this Agreement.

      6.        TRANSFERS OF RIGHTS; CALCULATION OF SHARE NUMBERS.
                -------------------------------------------------

            6.1	TRANSFER OF RIGHTS.  This Agreement, and the
                ------------------
rights and obligations of each Purchaser hereunder, may, upon prior written notice to the Company, be assigned by such Purchaser to any Affiliated Party, partner or member of such Purchaser and such transferee shall be deemed a "Purchaser" for purposes of this Agreement. In addition, this Agreement, and the rights and obligations of each Purchaser under Section 2 of this Agreement may be assigned by such Purchaser to any person or entity to which Shares are transferred by such Purchaser and such transferee shall be deemed a "Purchaser" for purposes of this Agreement; provided, however, that such assignment of rights shall be contingent upon the transferee's providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement; provided further, that such Purchaser may not assign or transfer its rights under Sections 3 or 4 of this Agreement to any person or entity who is not an Affiliated Party, partner or member of such Purchaser without the Company's prior written consent in each instance; and provided further, no transfer of rights can be made hereunder to Affiliated Parties, partners or members of a Purchaser if such transfer would have an adverse impact on the availability of an exemption from registration under the Securities Act of the sale of the Shares or would otherwise constitute a public offering under the Securities Act.

            6.2	CALCULATION OF SHARE NUMBERS.  In determining the
                ----------------------------
number of Shares owned by a Purchaser for purposes of exercising rights under this Agreement, (a) Shares owned by a Purchaser shall be deemed to include Shares which have been converted into Common Stock so long as such Common Stock is owned by such Purchaser and (b) all Shares held by an Affiliated Party, partner or member of such Purchaser shall be aggregated together.

      7.        GENERAL.
                -------

            7.1	SEVERABILITY.  The invalidity or unenforceability
                ------------
of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            7.2	SPECIFIC PERFORMANCE.  In addition to any and all
                --------------------
other remedies that may be available at law in the event of any breach of this Agreement, each Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

            7.3	GOVERNING LAW.  This Agreement shall be governed
                -------------
by and construed in accordance with the laws of the State of New
York (without reference to the conflicts of law provisions thereof).

            7.4	NOTICES.  All notices, requests, consents and
                -------
other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

      If to the Company, at 4 Hardscrabble Heights, PO Box 382, Brewster, NY 10509-0382 Attention: President, Facsimile: 1-845-277-8115, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy (which shall not constitute notice) to Vedder, Price, Kaufman & Kammholz, P.C., 805 Third Avenue, New York, NY 10022-2023, Attention: Steven R. Berger, Esq., Facsimile: (212) 407-7799; or

      If to a Purchaser, at its address set forth on Exhibit A, or at such other address as may have been furnished in writing by such Purchaser to the other parties hereto, with a copy (which shall not constitute notice) to Wilmer Cutler Pickering Hale and Dorr LLP, Attention: Gregory J. Ewald, Esq., 1600 Tysons Boulevard, Suite 1000, McLean, VA 22102, Facsimile No.
(703) 251-9797.

      Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy or first class mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.4.

            7.5	COMPLETE AGREEMENT.  This Agreement constitutes
                ------------------
the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

            7.6	AMENDMENTS AND WAIVERS.  This Agreement may be
                ----------------------
amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Purchasers holding Shares representing at least 50% of the voting power of all Shares then held by Purchasers; provided that any amendment, termination or waiver to the terms of Section 2 (or a defined term used therein) that occurs after the closing of the Initial Public Offering shall instead require the written consent of the Company and by Purchasers holding Registrable Shares representing at least 50% of the voting power of all Registrable Shares then held by all Purchasers. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Purchaser without the written consent of such Purchaser unless such amendment, termination or waiver applies to all Purchasers in the same fashion (it being agreed that a waiver of the provisions of Section 3 with respect to a particular transaction shall be deemed to apply to all Qualified Purchasers in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Qualified Purchasers may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 7.6 shall be binding on all parties hereto, even if they do not execute such consent.
No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.


            7.7 PRONOUNS.  Whenever the context may require, any
                --------
pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

            7.8	COUNTERPARTS; FACSIMILE SIGNATURES.  This
                ----------------------------------
Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This
Agreement may be executed by facsimile signatures.

            7.9	SECTION HEADINGS AND REFERENCES.  The section
                -------------------------------
headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

                       (signature page follows)



      Executed as of the date first written above.

                             COMPANY:

                             TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

                             By:     /s/ ANDREW L. SIMON
                                     ----------------------
                             Name:   Andrew L. Simon
                             Title:  President and CEO

                             PURCHASERS:

                             CAMDEN PARTNERS STRATEGIC FUND III, L.P.

                             By:  Camden Partners Strategic III, LLC,
                             its General Partner

                             By:   Camden Partners Strategic Manager, LLC,
                             its Managing Member

                             By:   /s/ DONALD W. HUGHES
                                   ----------------------
                             Name: Donald W. Hughes
                             Title:  Managing Member

                             CAMDEN PARTNERS STRATEGIC FUND III-A, L.P.

                             By:  Camden Partners Strategic III, LLC,
                             its General Partner

                             By:   Camden Partners Strategic Manager, LLC,
                             its Managing Member

                             By:   /s/ DONALD W. HUGHES
                                   -----------------------
                             Name: Donald W. Hughes
                             Title:   Managing Member

                                                               EXHIBIT A
                                                               ---------

                               LIST OF PURCHASERS
                               ------------------

NAME AND ADDRESS
----------------

CAMDEN PARTNERS STRATEGIC FUND III, L.P.
c/o: Camden Partners Holdings LLC
500 East Pratt Street,
Suite 1200
Baltimore, MD 21202

CAMDEN PARTNERS STRATEGIC FUND III-A, L.P.
c/o: Camden Partners Holdings LLC
500 East Pratt Street,
Suite 1200
Baltimore, MD 21202